                                                                      EXHIBIT 12

                       PENNZOIL COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1997       1996       1995        1994        1993
                                        --------   --------   ---------   ---------   --------
                                               (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
Income (loss) from continuing
  operations..........................  $180,255   $133,898   $(305,142)  $(283,739)  $160,236
                                        --------   --------   ---------   ---------   --------
Income tax provision (benefit)
  Federal and foreign.................   117,740     27,563    (164,125)   (226,388)    52,737
  State...............................     6,400      7,665      (8,408)      5,033      6,468
                                        --------   --------   ---------   ---------   --------
          Total income tax provision
            (benefit).................   124,140     35,228    (172,533)   (221,355)    59,205
Interest charges......................   187,271    200,086     217,689     497,799    199,410
                                        --------   --------   ---------   ---------   --------
Income (loss) before income tax
  provision (benefit) and interest
  charges.............................  $491,666   $369,212   $(259,986)  $  (7,295)  $418,851
                                        ========   ========   =========   =========   ========
Fixed charges.........................  $200,356   $210,821   $ 221,920   $ 506,826   $210,830
                                        ========   ========   =========   =========   ========
Ratio of earnings to fixed charges....      2.45       1.75          --          --       1.99
                                        ========   ========   =========   =========   ========
Amount by which fixed charges exceed
  earnings............................  $     --   $     --   $ 481,906   $ 514,121   $     --
                                        ========   ========   =========   =========   ========

                      DETAIL OF INTEREST AND FIXED CHARGES

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
                                                (DOLLAR AMOUNTS EXPRESSED IN THOUSANDS)
Interest charges per consolidated
  statement of income which includes
  amortization of debt discount, expense
  and premium...........................  $176,891   $188,155   $198,579   $485,668   $190,968
Add portion of rental expense
  representative of interest
  factor(1).............................    23,465     22,666     23,341     21,158     19,862
                                          --------   --------   --------   --------   --------
          Total fixed charges...........   200,356    210,821    221,920    506,826    210,830
Less interest capitalized per
  consolidated statement of income......    13,085     10,735      4,231      9,027     11,420
                                          --------   --------   --------   --------   --------
          Total interest charges........  $187,271   $200,086   $217,689   $497,799   $199,410
                                          ========   ========   ========   ========   ========

---------------

(1) Interest factor based on management's estimates and approximates one-third of rental expense.